Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2007 Fourth Quarter Financial Results

ATLANTA, January 23, 2008 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2007.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2007, revenues increased 16.1 percent to $186,189,000 compared to $160,332,000 in the fourth quarter last year.  Revenues increased compared to the prior year primarily due to higher capacity of revenue-producing equipment placed in service during 2007, partially offset by lower pricing for some of our services.  Operating profit for the quarter was $34,685,000 compared to $47,308,000 in the prior year.  Net income was $20,296,000 or $0.21 diluted earnings per share, compared to $29,510,000 or $0.30 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $58,668,000 compared to $60,530,000 in the prior year, a decline of 3.1 percent. 1

For the 12 months ended December 31, 2007, revenues increased 15.7 percent to $690,226,000 compared to $596,630,000 last year. Net income decreased 21.4 percent to $87,049,000, or $0.89 diluted earnings per share compared to net income of $110,794,000, or $1.13 diluted earnings per share last year.  EBITDA was $222,449,000 for the year, compared to $225,596,000, a decline of 1.4 percent.

Cost of services rendered and goods sold was $101,032,000, or 54.3 percent of revenues, during the fourth quarter of 2007, compared to $77,580,000, or 48.4 percent of revenues, in the prior year.  The increase in these costs was due to the variable nature of many of these expenses, including materials and supplies, compensation, and fuel and transportation.  As a percentage of revenues, cost of services rendered and goods sold also increased because of upward cost pressures for materials and supplies, personnel, and fuel, as well as lower pricing for our services, due to increased competition.  Selling, general and administrative expenses increased by 18.6 percent in the fourth quarter of 2007 to $28,571,000 from $24,096,000 in the prior year.  This increase was due primarily to higher employment costs consistent with higher activity levels and geographic expansion under RPC’s long-term growth plan.  As a percentage of revenues, these costs increased to 15.3 percent in 2007 compared to 15.0 percent last year.  Depreciation and amortization increased to $23,702,000 during the quarter, compared to $12,837,000 last year, due to the large amount of capital expenditures made during recent quarters under RPC’s growth plan.  Interest expense also increased, from $298,000 last year to $1,666,000 in 2007, due to a higher average balance on RPC’s revolving credit facility.

“RPC’s revenues grew approximately 16 percent during the quarter, a greater rate than our domestic industry benchmarks, due to capacity added under our long-term growth plan,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “The average domestic rig count during the fourth quarter was 1,791, a 4.2 percent increase compared to the same period in 2006.  The price of natural gas increased 5.8 percent, and the price of oil increased 51.6 percent.

Hubbell continued, “We are relatively pleased with our fourth quarter 2007 results, especially as compared to the third quarter of 2007.  During the fourth quarter we continued our long-term growth plan, and placed some new equipment in service at acceptable utilization levels.  In addition, we experienced less severe pricing declines for our services than in previous quarters.  We anticipate that the final equipment orders, along with their ancillary support equipment, will be delivered and operational during the first quarter of 2008.  For the remainder of 2008 we will only selectively grow our capacity in our largest service lines.  At this point, capacity additions under our long-term growth plan are substantially complete.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

4th Quarter 2007 Press Release

“Increased competition, causing lower pricing for our services, and higher costs for labor and materials, all of which cannot be passed through to customers, continue to have a negative impact on our financial results.  In 2008, we will address these external forces by focusing on operational execution.  This includes taking steps to make our new operational locations fully viable, enhancing our sales and marketing efforts, and managing our personnel costs effectively, all with the goals of maximizing our profitability and returns on invested capital.  We finished the year with approximately $156,000,000 drawn on our credit facility, and our focus in 2008 will be to reduce this amount through cash flow generated from our operations,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services and Support Services experienced increased revenues due to the increased drilling rig count and higher capacity. Technical Services revenues rose 18.5 percent for the quarter compared to the prior year, driven by increased capacity, partially offset by lower pricing for services.  Support Services revenues rose by 4.7 percent during the quarter compared to the prior year. This increase was driven primarily by increased capacity and a more profitable job mix in the rental tool service line, which is the largest service line within Support Services.  Operating profit declined in both segments, primarily due to competitive pricing and increased depreciation.

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
	(in thousands)
Revenues:
Technical services	$157,399	$132,828	$574,723	$495,090
Support services	28,790	27,504	115,503	101,540
Total revenues	$186,189	$160,332	$690,226	$596,630
Operating Profit:
Technical services	$29,222	$39,712	$116,493	$153,126
Support services	6,391	9,185	29,955	30,953
Corporate expenses	(2,729)	(3,078)	(10,703)	(12,248)
Gain on disposition of assets, net	1,801	1,489	6,293	5,969
Total operating profit	$34,685	$47,308	$142,038	$177,800
Other Income, net	281	385	1,905	1,085
Interest Expense	(1,666)	(298)	(4,179)	(356)
Interest Income	21	1	70	319

Income before income taxes	$33,321	$47,396	$139,834	$178,848

4th Quarter 2007 Press Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that our final equipment orders, along with their ancillary support equipment, will be delivered and operational during the first quarter of 2008; our plan to only selectively grow our capacity in our largest service lines in 2008; our belief that our capacity additions under our long-term growth plan are substantially complete; our plans during 2008 to focus on operational execution including making our new operational locations fully viable, enhancing our sales and marketing efforts, and managing our personnel costs, all with the goals of maximizing our profitability and returns on invested capital; and our plan to focus in 2008 on reducing amounts drawn on our credit facility through cash flow which we believe will be generated from our operations.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net

4th Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended December 31, (Unaudited)

	Fourth Quarter			Twelve Months
			%			%
	2007	2006	BETTER	2007	2006	BETTER
			(WORSE)			(WORSE)
REVENUES	$186,189	$160,332	16.1%	$690,226	$596,630	15.7%
COSTS AND EXPENSES:
Cost of services rendered and goods sold	101,032	77,580	(30.2)	368,175	287,037	(28.3)
Selling, general and administrative expenses	28,571	24,096	(18.6)	107,800	91,051	(18.4)
Depreciation and amortization	23,702	12,837	(84.6)	78,506	46,711	(68.1)
Gain on disposition of assets, net	(1,801)	(1,489)	21.0	(6,293)	(5,969)	5.4
Operating profit	34,685	47,308	(26.7)	142,038	177,800	(20.1)
Interest expense	(1,666)	(298)	N/M	(4,179)	(356)	N/M
Interest income	21	1	N/M	70	319	(78.1)
Other income, net	281	385	(27.0)	1,905	1,085	75.6
Income before income taxes	33,321	47,396	(29.7)	139,834	178,848	(21.8)
Income tax provision	13,025	17,886	27.2	52,785	68,054	22.4
NET INCOME	$20,296	$29,510	(31.2)%	$87,049	$110,794	(21.4)%

EARNINGS PER SHARE
Basic	$0.21	$0.31	(32.3)%	$0.90	$1.16	(22.4)%
Diluted	$0.21	$0.30	(30.0)%	$0.89	$1.13	(21.2)%

AVERAGE SHARES OUTSTANDING
Basic	96,462	95,714		96,268	95,243
Diluted	98,124	98,259		98,362	98,196

4th Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2007	2006
ASSETS
Cash and cash equivalents	$6,338	$2,729
Accounts receivable, net	176,154	148,469
Inventories	29,602	21,188
Deferred income taxes	3,974	4,384
Income taxes receivable	12,296	3,939
Prepaid expenses and other current assets	6,696	5,245
Total current assets	235,060	185,954
Property, plant and equipment, net	433,126	262,797
Goodwill	24,093	24,093
Other assets	8,736	5,163
Total assets	$701,015	$478,007

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$61,371	$50,568
Accrued payroll and related expenses	17,972	13,289
Accrued insurance expenses	4,753	3,327
Accrued state, local and other taxes	1,719	2,797
Income taxes payable	4,340	4,217
Other accrued expenses	567	454
Total current liabilities	90,722	74,652
Accrued insurance expenses	8,166	6,892
Notes payable to banks	156,400	35,600
Pension liabilities	4,527	9,185
Other long-term liabilities	2,692	4,318
Deferred income taxes	29,236	12,073
Total liabilities	291,743	142,720
Common stock	9,804	9,721
Capital in excess of par value	16,728	13,595
Retained earnings	385,281	317,705
Accumulated other comprehensive loss	(2,541)	(5,734)
Total stockholders' equity	409,272	335,287
Total liabilities and stockholders' equity	$701,015	$478,007

4th Quarter 2007 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.  We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.  A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2007	2006		2007	2006

Reconciliation of Net Income to EBITDA
Net Income	$20,296	$29,510		$87,049	$110,794
Add:
Income tax provision	13,025	17,886		52,785	68,054
Interest expense	1,666	298		4,179	356
Depreciation and amortization	23,702	12,837		78,506	46,711
Less:
Interest income	21	1		70	319
EBITDA	$58,668	$60,530		$222,449	$225,596

EBITDA PER SHARE
Basic	$0.61	$0.63	(3.2)%	$2.31	$2.37	(2.5)%
Diluted	$0.60	$0.62	(3.2)%	$2.26	$2.30	(1.7)%